Exhibit 5.1
August 5, 2025
The Board of Directors
Digital Turbine, Inc.
110 San Antonio Street, Suite 160
Austin, Texas 78701
Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Digital Turbine, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), having an aggregate offering price to the public of up to $150 million, pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-289265) filed on August 5, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated August 5, 2025 (the “Prospectus”) and related prospectus supplement dated August 5, 2025 (the “Prospectus Supplement”), that certain Sales Agreement dated August 5, 2025 (the “Sales Agreement”) by and among the Company, RBC Capital Markets, LLC and Craig-Hallum Capital Group LLC. We have been asked by the Company to render this opinion.
We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (d) the legal capacity of all natural persons executing documents. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. The term “Board” means the Board of Directors of the Company or a duly constituted and acting committee thereof.
Based on such examination, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:
1.    The issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus Supplement, the Sales Agreement, the resolutions of the Board dated August 4, 2025 (the “Resolutions”), the Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that (x) the Shares will not be issued or transferred in violation of any restriction or limitation contained in Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), (y) upon the issuance of such Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the

Company is then authorized to issue under the Charter, and (z) the terms of certain sales of the Shares pursuant to the Sales Agreement will be authorized and approved by authorized officers of the Company or the Board or a committee thereof established by the Board with the authority to issue and sell the Shares pursuant to the Sales Agreement in accordance with the General Corporation Law of the State of Delaware, the Charter, the Amended and Restated Bylaws of the Company and the Resolutions.
We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
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We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.
Jackson Walker L.L.P.